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                                                               EXHIBIT (a)(5)(B)

             TEAM, INC. ANNOUNCES COMMENCEMENT OF SELF TENDER OFFER


         ALVIN, TX MAY 9, 2001---Team, Inc. (AMEX: TMI) announced today that it has commenced the previously announced tender offer for up to 1,200,000 shares of its outstanding common stock, at a cash price of $3.00 per share. There are presently 7,850,000 shares outstanding. The Company is also announcing that Mackenzie Partners, Inc. of New York will serve as the Company's information agent with respect to the tender offer and that Computershare Trust Company of New York will be the depositary for the tender offer.

         Due to the possibility of an over-subscription, there is no certainty that the Company will purchase all shares tendered in the completed offer. In the event of over-subscription, shares tendered by shareholders owning less than 100 shares will be accepted first and the remaining tendered shares will be accepted on a pro rata basis by the Company.

         Neither Team nor its Board of Directors is making any recommendation to shareholders as to the tender. Each shareholder must make his or her own decision whether to tender shares and, if so, how many shares. The Company has been advised that none of its directors or officers intends to tender any shares pursuant to the offer.

         The tender offer is being commenced today, May 9, 2001, and will expire at 12:00 pm (midnight) Eastern Time on June 6, 2001, unless extended by Team. Any shareholders who require tender offer materials may contact the Information Agent for the offer at the address and telephone number below.

         The Company also announced that it has filed amendments to its Form 10-K for fiscal year 2000 and to its Form 10-Q for the nine months ended February 28, 2001 to reflect a change in accounting for certain post retirement benefit payments made to former officers. The year most impacted by the change is FY 1999, which will reflect an increase in reported net income of $229,000, or $.03 per share. The restatement has no significant impact on the results of operations for the fiscal year ended May 31, 2000 and will result in a reduction in net income of $77,000 ($.01 per share) for the nine months ended February 28, 2001. The change in accounting does not impact cash flows or operating results of the Company's business segments.

         THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF TEAM INC. COMMON STOCK. COMMENCEMENT OF THE PROPOSED TENDER OFFER IS SUBJECT TO, AMONG OTHER THINGS, COMPLETION OF ALL REGULATORY FILINGS. ANY SOLICITATION OF OFFERS TO BUY TEAM INC. COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS TO BE SENT BY TEAM INC. TO ITS SHAREHOLDERS ON THE COMMENCEMENT OF THE PROPOSED OFFER. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATEIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT WWW.SEC.GOV WITHOUT CHARGE WHEN THESE DOCUMENTS BECOME AVAILABLE. SHAREHOLDERS WILL ALSO BE ABLE TO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, WHEN AVAILABLE, FROM TEAM, INC. BY ORAL OR WRITTEN RREQUEST TO TEAM, INC. ATTENTION: INVESTOR RELATIONS, 200 HERMANN DRIVE, ALVIN, TX 77511 OR BY CALLING (281) 331-6154 OR
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FROM THE COMPANY'S INFORMATION AGENT, MACKENZIE PARTNERS, INC. AT 156 FIFTH
AVENUE, NEW YORK, NEW YORK 10010, TELEPHONE (800) 322-2885.

         Team, Inc. is a professional, full-service provider of specialized industrial services and portable field-machining tools. Headquartered in Alvin, Texas, the Company operates in over 40 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI".

         Any forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in any forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that any forward-looking statements contained herein will occur or that objectives will be achieved.

         For additional information, contact Philip J. Hawk or Ted W. Owen at
(281) 331-6154.